                                                                  Exhibit 11 (a)

                       EMONS TRANSPORTATION GROUP, INC.
                        EARNINGS PER SHARE CALCULATION

                                                                        Three Months                        Six Months
                                                              --------------------------------    ------------------------------
                                                                                    Fully                             Fully
                                                                  Primary          Diluted          Primary          Diluted
                                                                    EPS              EPS              EPS              EPS
                                                                  -------          -------         --------          -------
Period Ended December 31, 1995
------------------------------
 A. Average number of common shares outstanding                    5,685,907       5,685,907       5,679,224       5,679,224
 B. Average number of common share equivalents
     assuming conversion of options (calculated
     using the treasury method)                                      481,705         481,705         440,579         455,199
 C. Average number of common share equivalents
     assuming conversion of convertible preferred stock            1,537,988       1,537,988       1,544,673       1,544,673
 D. Total average common share and common share
     equivalents                                                   7,705,600       7,705,600       7,664,476       7,679,096
 E. Net income                                                   $   101,051     $   101,051     $   318,705     $   318,705
 F. Preferred dividend requirements                                   59,811          59,811         120,141         120,141
 G. Earnings applicable to common stock                               41,240          41,240         198,564         198,564
 H. Earnings per share - no conversion (G/(A+B))                 $      0.01     $      0.01 (1) $      0.03     $      0.03 (1)
 I. Earnings per share - assuming conversion (E/D)                      0.01 (1)        0.01 (1)        0.04 (1)        0.04 (1)
Period Ended December 31, 1994
------------------------------
 A. Average number of common shares outstanding                    5,684,093       5,684,093        5,686,800       5,686,800
 B. Average number of common share equivalents
     assuming conversion of options (calculated
     using the treasury method)                                      141,206         148,439         117,318          138870
 C. Average number of common share equivalents
     assuming conversion of convertible preferred stock            1,554,305       1,554,305        1,554,305       1,554,305
 D. Total average common share and common share
     equivalents                                                   7,379,604       7,386,837       7,358,423       7,379,975
 E. Net income                                                   $   278,697     $   278,697     $   400,582     $   400,582
 F. Preferred dividend requirements                                   60,445          60,445         120,890         120,890
 G. Earnings applicable to common stock                              218,252         218,252         279,692         279,692
 H. Earnings per share - no conversion (G/(A+B))                 $      0.04     $      0.04 (1) $      0.05     $      0.05 (1)
 I. Earnings per share - assuming conversion (E/D)                      0.04 (1)        0.04 (1)        0.05 (1)        0.05 (1)
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                      (1)  Not material or anti-dilutive.